Exhibit 10.22

AMENDMENT TO EMPLOYMENT AGREEMENT

                This Amendment to Executive Employment Agreement (the “Amendment”) is entered into effective as of the 22nd day of February, 2006, by and between INVESTools Inc. (the “Company”) and Timothy Knight (the “Executive”).

                WHEREAS, the Company and the Executive entered into that certain Executive Employment Agreement dated as of January 26, 2005 (the “Original Employment Agreement”); and

                WHEREAS, Section 22 of the Original Employment Agreement permits written amendments to that Agreement; and

                WHEREAS, the Company and the Executive desire to amend the Original Employment Agreement.

                NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             Section 1 of the Original Employment Agreement is hereby deleted in its entirety and replaced as follows:

“Employment.  The Company agrees to employ Executive and Executive hereby accepts such employment from the Company upon the terms and conditions set forth in this Agreement for the period beginning upon Closing, as such term is defined in the SPA, and continuing until up to and including December 31, 2007 (unless otherwise terminated earlier in accordance with Section 5 hereof) (“Initial Employment Period”).  Upon the expiration of the Initial Employment Period, this Agreement shall be automatically renewed for consecutive one-year periods unless either party provides a notice of non-renewal for any reason at least 30 days prior to the end of the Initial Employment Period or any additional one-year period (the “Renewal Employment Period”) (the Initial Employment Period and any Renewal Employment Periods shall be referred to collectively herein as the “Employment Period”).”

2.             Section 4(a) of the Original Employment Agreement is hereby deleted in its entirety and replaced as follows:

“Base Salary.  Upon the commencement of the Initial Employment Period, the Company shall pay Executive a base salary at an annual rate of $180,000.00.  Effective February 19, 2006, the Company shall pay Executive a base salary at an annual rate of $200,000.00.  The Company shall pay Executive his base salary in conformity with the Company’s salary payment practices generally applicable to other similarly situated Company executives.  After February 19, 2006, the Company may, in its sole discretion, increase Executive’s base salary from time to time during the remainder of the Employment Period.”

3.             Except as otherwise amended pursuant to this Amendment, the provisions, terms and conditions of the Original Employment Agreement shall remain in full force and effect, and shall survive the execution of this Amendment.  If any inconsistency or conflict between the terms of this Amendment and the Original Employment Agreement shall exist, this Amendment shall control.

IN WITNESS WHEREOF, this Amendment has been executed by the duly authorized representatives of each of the parties effective as of the date first written above.

THE COMPANY:		EXECUTIVE:

INVESTOOLS INC.

By:
Its:	Chief Administrative Officer	TIMOTHY KNIGHT